Exhibit 1.01

Norsat International Inc.
Conflict Minerals Report
For The Year Ended December 31, 2015
In Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Minerals Report (“Report”) of Norsat International Inc. (“Norsat” or the “Company” or “we”) for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule”). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (the “Conflict Minerals”) for the purposes of this assessment. The “Covered Countries” for purposes of Rule 13p-1 is the Democratic Republic of the Congo or an adjoining country (“Covered Countries”).

I.	Company Overview

Norsat is a provider of unique and customized communication solutions used by government organizations, militaries, transportation, resource and marine industry companies, news organizations, public safety search and rescue operators, and others. Our solutions enable the transmission of data, audio and video for remote and challenging applications. Our products and services include leading-edge product design and development, production, distribution and infield support and service of fly-away satellite terminals, microwave components, antennas, radio frequency (RF) conditioning products, maritime based satellite terminals, and remote networks connectivity solutions.

Our business currently operates primarily through two operating segments: Land Mobile Radio (“Sinclair Technologies”) and Satellite Communications.

Norsat’s product lines are classified in the following categories:

Sinclair Technologies

Sinclair Technologies specializes in RF antenna and filter products designed for high performance, reliability and durability in extreme mechanical/electrical environments and weather conditions. Within these two main product lines, we offer over 2,000 distinct products, including base station antennas, mobile/transit antennas, covert antennas, filters, receiver multi-couplers, and accessories.

Antennas

Norsat has a broad range of antennas, especially in the frequency bands allocated to public safety, air traffic control and land mobile radio applications. We also manufacture several lines of omni-directional, yagi and panel dipole antennas covering the 30 MHz to 1900 MHz bands.

Filters

We also produce an extensive portfolio of RF filter products used to optimize the performance of antenna systems including cavity filters, transmitter combiners, duplexers, isolators, circulators and receiver multi-couplers.

Satellite Communications

Our Satellite Communications segment provides two broad categories of product: satellite terminals and microwave components.

Our Satellite Communications segment provides a comprehensive portfolio of fly-away satellite terminals and software interfaces designed for easy portability and reliable connectivity in locations where traditional communication infrastructure is insufficient, unreliable, damaged or non-existent.

In addition, we design, develop and market receivers, transmitters and power amplifiers that enable the transmission, reception and amplification of signals to and from satellites. Our product portfolio of microwave components includes a comprehensive range of satellite receivers, transmitters, transceivers, solid-state power amplifiers and other microwave components.

Across these products we often use tin, tantalum, and gold, which are conflict minerals.

Norsat supports ending the violence and human rights violations in the mining of certain minerals from across the Covered Countries. A copy of Norsat’s Conflict Mineral Policy is available on the Company’s website at: http://www.norsat.com/investors/corporate-governance/conflict-minerals/.

II.	The Company’s reasonable Country of Origin Inquiry and Due Diligence Process

Design of Due Diligence

In accordance with Rule 13p-1, the Company has conducted in good faith a reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals necessary to the functionality or production of the products it manufactures or contracts to manufacture. This RCOI was reasonably designed to determine whether any of such Conflict Minerals originated in the Covered Countries and whether any of such Conflict Minerals may be from recycled or scrap sources.

As a company in the communication solutions business, Norsat does not engage in the actual mining of conflict minerals. Nor does Norsat directly purchase raw ore or unrefined conflict minerals. Any such minerals used by Norsat will be included in the products and materials Norsat obtains from its suppliers.

In the Company’s first reporting period of January 1, 2013 to December 31, 2013, Norsat determined that it manufactured or sub-contracted to manufacture products that contain conflict minerals and that the use of these minerals is necessary to the functionality or production of these products.

In the Company’s second reporting period of January 1, 2014 to December 31, 2014, Norsat worked with its suppliers to take the following steps:

  Determined which of the products, if any, that the supplier sold to Norsat, incorporated one or more of the identified conflict minerals or their derivatives;

  Mapped its supply chains associated with those products to determine whether any conflict minerals incorporated in them, if any, originate from the Covered Countries; and

  Engaged with its suppliers to either identify the smelters or refiners used in their supply chain to process the conflict minerals or validate the origin of conflict minerals as recycled/scrap.

In the Company’s third reporting period of January 1, 2015 to December 31, 2015, Norsat performed the following steps:

  Followed up with suppliers who did not provide responses and supporting information in prior reporting period;

  Worked with suppliers who provided incomplete or insufficient information in an effort to obtain complete and accurate information in 2015. This included working with suppliers who were in the process but have not completed their due diligence of their supply chain to determine material down to the smelter and mine;

  Followed its due diligence process to review and validate supplier responses that were obtained in support of Norsat’s 2015 conflict minerals reporting; and

  Provided its conflict minerals policy to suppliers as part of our EICC-GeSI Template based supplier inquiry process for 2015.

Information was collected by using the Electronic Industry Citizenship Coalition (EICC) and Global e-Sustainability Initiative (GeSI) Conflict Minerals Due Diligence Template (EICC-GeSI Template).

Norsat received 54 supplier responses representing approximately 55% of the manufacturing parts Norsat sourced from all its suppliers fiscal 2015. Of these responding suppliers, the following responses were given:

  51% responded that no Conflict Minerals were used;

  35% responded that Conflict Minerals were used from Covered Countries but it is unknown whether the smelters used to produce those minerals were Conflict Free Smelter compliant (“CFS Compliant”);

  14% responded that Conflict Minerals were used but not from Covered Countries;

  None responded that they used minerals from conflict smelters; and

  None responded that it is unknown if Conflict Minerals were used.

Conclusion

Based on the information obtained in the Company’s due diligence process and inquiries with its suppliers, the Company does not have sufficient information to determine the origin for all its covered products. However, of all the responding suppliers in the Company’s due diligence process, none indicated that it had sourced Conflict Minerals to the Company that directly or indirectly benefitted or financed armed groups (as that term is defined in Rule 13p-1) in the Covered Countries.

Risk Mitigation/Future Due Diligence Measures

In the next compliance period, Norsat intends to continue with the due diligence steps in 2015 with a goal of gaining a further understanding of its supply chain work with its suppliers to provide more complete information.

The steps that Norsat will take in the 2016 reporting year with respect to risk mitigation and future due diligence measures are as follows:

  Norsat will continue to enhance supplier communication, training and escalation processes to improve due diligence data accuracy and completion;

  Norsat will identify new suppliers that may have Conflict Minerals in their supply chain and send them the EICC questionnaire to complete;

  Norsat will continue to modify and monitor its due diligence practices to review and validate supplier responses that are obtained in support of Norsat’s 2016 conflict minerals reporting;

  Norsat will provide its conflict minerals policy to suppliers as part of its EICC-GeSI Template based supplier inquiry process for 2016; and

  Norsat will continue to enhance its existing supplier agreements and incorporate into new supplier agreements a conflict minerals clause in its purchase order standard terms and conditions.